UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: January 31, 2011
(Date of earliest event reported)

STEVEN MADDEN, LTD.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-23702	13-3588231
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

52-16 Barnett Avenue, Long Island City, New York		11104
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (718) 446-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

          (e) On January 31, 2011, Steven Madden, Ltd. (the “Company”) entered into an employment agreement with Amelia Newton Varela, pursuant to which Ms. Varela will serve as the Executive Vice President - Wholesale of the Company (the “Varela Employment Agreement”). The Varela Employment Agreement, the full text of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference, replaces Ms. Varela’s prior employment agreement, which expired by its terms on December 31, 2010.

The term of the Varela Employment Agreement commenced on January 1, 2011 and will expire on December 31, 2013, unless sooner terminated in accordance with the terms thereof. Ms. Varela will receive an annual base salary during the term of $450,000 and a monthly automobile allowance of $1,250. In addition, pursuant to the terms of the Varela Employment Agreement, on February 1, 2011, Ms. Varela was granted an option to purchase 100,000 shares of the Company’s common stock, $0.0001 per share, at an exercise price of $38.17 per share (the market price of the Company’s common stock on the last trading date prior to the grant), under the Steven Madden, Ltd, 2006 Stock Incentive Plan, as amended, which option will vest in four equal annual installments of 25,000 shares on each anniversary of the date of grant, commencing on February 1, 2012.

In addition, Ms. Varela is entitled to an annual performance-based cash bonus for each of the fiscal years ended December 31, 2011, 2012 and 2013 in an amount equal to 2% of the increase, if any, in the Wholesale Division EBIT (earnings before interest and taxes) for each such year over the Wholesale Division EBIT for the immediately preceding year, less any deductions required to be withheld by applicable laws and regulations. Wholesale Division EBIT attributable to any business acquired by the Company after January 31, 2011 will not be included for the purpose of determining Ms. Varela’s bonus until the acquired business has been owned by the Company for two full calendar years. Ms. Varela’s annual bonus, if any, will be paid to her on or about March 15 of the year immediately following the year in which it was earned.

Pursuant to the terms of the Varela Employment Agreement, the Company may terminate Ms. Varela’s employment for Cause (as defined in the Varela Employment Agreement), in which event Ms. Varela would be entitled to receive only her accrued and unpaid base salary through the date of termination. In the event Ms. Varela’s employment is terminated by the Company without Cause, Ms. Varela would be entitled to receive payment of her annual base salary, payable at regular payroll intervals, from the date of termination of employment through the remainder of the term plus any performance-based cash bonus that has accrued but not yet been paid. In addition, if Ms. Varela’s employment is terminated by the Company without Cause during the period commencing 30 days prior to a Change of Control (as defined in the Varela Employment Agreement) and ending 180 days after such Change of Control, Ms. Varela would be entitled to receive an amount equal to the lesser of (i) three times the average of the total compensation received by her in the preceding three calendar years and (ii) the maximum amount that is tax deductible to the Company under Section 280G of the Internal Revenue Code of 1986, as amended.

                The foregoing description of the Varela Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Varela Employment Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit	Description

10.1	Employment Agreement, dated as of January 31, 2011, between the Company and Amelia Newton Varela.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 1, 2011

STEVEN MADDEN, LTD.

By:	/s/ Edward R. Rosenfeld
Edward R. Rosenfeld Chief Executive Officer